Exhibit 99.1

Washington Mutual Elects Orin C. Smith to Board of Directors

            SEATTLE, Wash. -- Washington Mutual, Inc. (NYSE: WM) announced today the election of Orin C. Smith to its board of directors.  Smith, 63, retired earlier this year as the CEO of Starbucks Corp.

Smith joined Starbucks in 1990 as Vice President and Chief Financial Officer.  He was named president and chief operating officer in 1994 and became president and chief executive officer in 2000.  During Smith’s five years as CEO, Starbucks grew from 2,498 stores and annual revenues of $1.7 billion to more than 8,500 locations and more than $5 billion in annual revenues today.

            “I’m delighted to welcome a director with the management talent, business acumen and impeccable ethics that Orin Smith possesses,” said Kerry Killinger, chairman and chief executive officer. “Orin’s accomplishments and success in a wide variety of corporate and business environments make him especially well-suited for our Board of Directors.”

As part of his election, Smith was named to the Board of Directors’ Audit and Governance committees.

            "I am delighted to join the Board of Directors of Washington Mutual,” said Smith.  “I look forward to participating in the Company’s continued growth and development."

            Prior to joining Starbucks in 1990, Smith served in a variety of management positions with Deloitte & Touche during his fourteen year career with the firm.  Previously, he was Executive Vice President, and Chief Financial and Administrative Officer of Danzas, USA, a subsidiary of Europe’s largest transportation company.

Smith also served as Chief Policy and Finance Officer in the administration of two Washington State governors.

            In addition to his service on the Washington Mutual Board of Directors, Smith also serves as a director of Nike, Inc., where he is a member of the Board’s Audit committee and Chairman of the Finance committee.

            A native of Chehalis, Wash., Smith received his bachelor’s of arts degree in Business Administration from the University of Washington and an MBA from Harvard Business School.

About Washington Mutual

With a history dating back to 1889, Washington Mutual is a national financial services company that provides a diversified line of products and services to consumers and small- to mid-sized businesses. At March 31, 2005, Washington Mutual and its subsidiaries had assets of $319.70 billion. Washington Mutual currently operates more than 2,500 consumer banking, mortgage lending, commercial banking, consumer finance and financial services offices throughout the nation. For more information, visit Washington Mutual's web site at www.wamu.com.